Exhibit 16.1

November 12, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Hydrofarm Holdings Group, Inc. pursuant to Item 304(a)(1) of Regulation S-K, which we understand will be filed with the Securities and Exchange Commission, as part of the Registration Statement on Form S-1 of Hydrofarm Holdings Group, Inc. dated November 12, 2020. We agree with the statements concerning our Firm contained therein except that we are not in a position to agree or disagree with Hydrofarm Holdings Group, Inc.’s stated reason for the change.

Chartered Professional Accountants

Licensed Public Accountants

November 12, 2020

Toronto, Canada